Exhibit M-2

[Lee & Ko Letterhead]

June 18, 2013

To:	The Korea Development Bank
16-3, Youido-dong
Youngdeungpo-gu, Seoul
Republic of Korea

Re:	The Korea Development Bank and the Republic of Korea: Registration Statement under Schedule B of the Securities Act of 1933, as amended

Our Ref: K113F241A

Ladies and Gentlemen:

We have acted as special Korean legal counsel for The Korea Development Bank (“KDB”), a statutory juridical entity established in the Republic of Korea pursuant to The Korea Development Bank Act of 1953, as amended, and the Republic of Korea (“Korea”, and together with KDB, the “Registrants”), in connection with the filing by the Registrants of the Registrants’ registration statement (the “Registration Statement”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) relating to the offering, from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus, of (1) KDB’s debt securities (the “Debt Securities”), (2) the guarantees by KDB of obligations of third parties (the “Guarantees by KDB”) and (3) any guarantees by Korea of obligations of KDB (the “Guarantees by Korea”). The Registration Statement relates to the Debt Securities, the Guarantees by KDB and the Guarantees by Korea having an aggregate initial public offering price or purchase price of up to US$3,000,000,000. The Debt Securities may be issued in one or more series in accordance with the provisions of the fiscal agency agreement (the “Fiscal Agency Agreement”) dated as of February 15, 1991, as amended as of June 25, 2004, between KDB and The Bank of New York, N.A., as fiscal agent (the “Fiscal Agent”).

In connection with providing legal opinions set forth herein, we have, without any independent inquiry, relied upon the representations and warranties as to factual matters contained in or made pursuant to the documents, records, certificates and/or other instruments we have reviewed (individually a “document” and collectively the “documents”), and have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of the documents as we have deemed necessary as a basis for this opinion, including:

(i)	the Prospectus;

(ii)	the Fiscal Agency Agreement;

(iii)	the articles of incorporation, registry extracts, internal regulations and certificate of corporate seal of KDB; and

(iv)	the internal approval of KDB for the execution and delivery of the Fiscal Agency Agreement.

In rendering this opinion letter, we have assumed:

1)	the genuineness of all signatures, stamps and seals;

2)	that all documents submitted to us as originals are authentic, complete, accurate, up-to-date and, where applicable, duly executed, and all documents submitted to us as forms of originals or photostatic or faxed copies conform to the originals;

3)	that all factual statements and representations and warranties (other than as to matters of the laws of Korea) made in the documents or stated by officers or other representatives of the Registrants, which we have relied upon without further inquiry, were, are and will be accurate, complete and correct in all respects;

4)	that, each of the documents, other than those by the Registrants, is within the capacity and powers of, and has been validly authorized, executed and delivered by, the relevant parties thereto and is legal, valid, binding and enforceable in accordance with its respective terms under the laws of the relevant jurisdiction by which it is expressed to be governed, and there has been no breach of any of the terms thereof; and

5)	where a document has been submitted to us in draft or specimen form, it will be, or has been, executed in the form of that draft or specimen.

We are properly qualified to practice law in Korea and to opine on the laws of Korea. We do not represent ourselves as being familiar with the laws of any other jurisdiction and express no opinion on the laws of any other jurisdiction.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

1.	KDB is a statutory juridical entity duly established under the Korea Development Bank Act of 1953, as amended, and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

2.	The Fiscal Agency Agreement has been duly authorized and executed by KDB;

3.	The statements in the Prospectus concerning matters of Korean law are accurate and up-to-date as of the date hereof;

4.	When the Debt Securities of any particular series are duly authorized by all necessary actions by KDB and executed by KDB, duly authenticated by the Fiscal Agent in accordance with the provisions of the Fiscal Agency Agreement, delivered to and paid for by the purchasers thereof, the Debt Securities will constitute valid and binding obligations of KDB, entitled to the benefits provided by the Fiscal Agency Agreement and enforceable in accordance with their terms; and

5.	When the Guarantees by Korea are duly authorized by all necessary actions by Korea and executed and delivered by Korea, the Guarantees by Korea will constitute valid and binding obligations of Korea and enforceable in accordance with their terms.

The opinions set forth above are subject to the following reservations and qualifications:

(a)	enforcement may be limited by bankruptcy, insolvency, compulsory composition, liquidation, reorganization, work-out proceedings and other laws of general application relating to or affecting the right of creditors;

(b)	enforcement may be limited or affected by sovereign immunity;

(c)	enforcement may also be limited or affected by the general principle of good morals and other social order and the general principle of good faith, equity and fairness provided for in the Civil Code of Korea;

(d)	the enforceability of provisions releasing or exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction may be limited or affected where the action or inaction involves unlawful conduct, wilful misconduct, malfeasance or gross negligence;

(e)	nothing in this opinion should be taken as indicating that the remedies of specific performance or injunction (being in some instances discretionary remedies of the court) would necessarily be available in any particular instance;

(f)	the Korean courts may exercise judicial discretion in determining such matters as conclusiveness of certificates, amount of damages and entitlement to attorneys’ fees and other costs; and

(g)	failure to exercise a right of action for more than a certain period of time may, under certain circumstances, operate as a bar to the exercise of such right, and failure to exercise such a right for a certain period of time may, under certain circumstances, be deemed by the Korean courts to constitute a waiver thereof.

This opinion letter is strictly limited to the matters addressed herein and may not be read as extending by implication to any matters not specifically referred to herein.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement filed by the Registrants with the SEC. In giving this consent, we do not hereby claim or otherwise acknowledge or admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act

Yours faithfully,

/s/ Lee & Ko
LEE & KO

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